Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES ADDITION OF

ANNE H. LLOYD TO ITS BOARD OF DIRECTORS

MOUNT AIRY, N.C., April 8, 2019 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that Anne H. Lloyd has been appointed to its board of directors effective April 16, 2019. Ms. Lloyd will be replacing Charles B. Newsome, who retired from the Company effective February 12, 2019.

Ms. Lloyd previously served as Executive Vice President and Chief Financial Officer of Martin Marietta Materials, Inc. (NYSE: MLM) from 2005 until her retirement in 2017. She joined Martin Marietta in 1998 as Vice President and Controller and was named Chief Accounting Officer in 1999. Ms. Lloyd currently serves as a director of Highwoods Properties, Inc. (NYSE: HIW).

“We are pleased to welcome Anne to Insteel’s board and look forward to her future contributions,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Her public company experience in the building materials industry and strong financial background will be a valuable addition.

“We would also like to express our appreciation to Charles Newsome for his many contributions to Insteel since joining our board in 1982 and wish him the very best in his retirement.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM